Tortoise Capital Resources Corp. Adds To Its Investment in Mowood, LLC

FOR IMMEDIATE RELEASE

LEAWOOD, Kan.– Aug. 8, 2008 – Tortoise Capital Resources Corp. (NYSE: TTO) today announced that it has invested an additional $1.5 million of equity in Mowood, LLC (“Mowood”), a TTO portfolio company with interests in gas distribution and landfill gas collection systems.  The investment will be used by Mowood’s subsidiary, Timberline Energy, LLC (“Timberline”) to complete landfill gas to energy projects in Butler, Ne. and Hernando, Fl.

Timberline currently operates a landfill gas to energy subsidiary in Oklahoma City, Ok.  The Oklahoma City facility, which came online in May 2008, produces high Btu gas that is piped to a local cogeneration plant and a local interconnect on the Southern Star pipeline.  The Butler facility, which is substantially complete, is expected to begin commercial operations later this year, and is designed as a direct use facility that will pipe gas to an international food producer.  The Hernando facility also is substantially complete and is expected to begin selling electricity into the local power grid before year-end.  With the completion of these facilities, Timberline will operate a high Btu facility, a direct use facility and an electricity generation facility - one of each of the three types of landfill gas to energy projects feasible under current technology.

“We are excited to see the transformation of Timberline from a development company to an operational company.  We believe that Timberline’s ability to successfully complete three different types of landfill gas projects will position the company as an industry expert and create the opportunity for significant expansion,” said Tortoise Capital Resources’ President Ed Russell.  “In addition, we believe that Timberline will continue to have opportunities for growth as interest in green and renewable energy sources becomes more prevalent.”

About Tortoise Capital Resources Corp.
Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment, of the U.S. energy infrastructure sector. Tortoise Capital Resources seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer in the capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy infrastructure sector. As of July 31, 2008, the adviser had approximately $2.6 billion of assets under management.

About Mowood, LLC
Mowood, LLC is a holding company with interests in a natural gas and propane local distribution company and an operator of projects that convert landfill gas to energy.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information
Tortoise Capital Advisors, LLC Pam Kearney, Investor Relations, (866) 362-9331, www.tortoiseadvisors.com.